EX-FILING FEES

Calculation of Filing Fee Tables

FORM SC TO-I

(Form Type)

JPMorgan Private Markets Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1 to Paragraph (a)(7)

	Transaction Valuation		Fee rate	Amount of Filing Fee

Fees to Be Paid		$8,088,897.70	$0.0001476		$1,193.92

Fees Previously Paid
Total Transaction Valuation	$
Total Fees Due for Filing				$

Total Fees Previously Paid
Total Fee Offsets					$0.00

Net Fee Due					$1,193.92

Table 2 to Paragraph (a)(7)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		SC TO-I				$0.00
Fee Offset Sources							$0.00